                                                                   EXHIBIT 10.14



--------------------------------------------------------------------------------



                               PURCHASE AGREEMENT

                                  By and Among

                                  PFIZER INC.,

                             STRATO/INFUSAID, INC.,

                         HORIZON MEDICAL PRODUCTS, INC.

                                       and

                            ARROW INTERNATIONAL, INC.

                        --------------------------------



                            Dated as of June 20, 1997



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page

Background....................................................................1

                                    ARTICLE  I
                                  DEFINITIONS.................................1
     1.1  Definitions.........................................................1

                                   ARTICLE  II
                      PURCHASE AND SALE OF THE SECURITIES.....................5
     2.1  Purchase and Sale of the Securities and the Foreign Assets..........5

                                  ARTICLE III
                                  THE CLOSING.................................5
     3.1  Closing Date........................................................5
     3.2  Conditions to Buyer's Obligation....................................5
     3.3  Conditions to Seller's Obligations..................................6

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES........................7
     4.1  Representations and Warranties of Seller and the Company............7
          (a)  Authority......................................................7
          (b)  Organization and Standing of Seller and the Company............8
          (c)  Capital Structure of the Company; Ownership of Securities......8
          (d)  Subsidiaries of the company....................................9
          (e)  Financial Statements...........................................9
          (f)  Taxes..........................................................9
          (g)  Properties....................................................10
          (h)  Intellectual Property ........................................10
          (i)  Contracts ....................................................10
          (j)  Litigation; Compliance with Laws .............................12
          (k)  Benefit Plans ................................................13
          (l)  Absence of Changes or Events .................................15
          (m)  Licenses; Permits ............................................15
          (n)  Environmental Matters ........................................16
          (o)  Employee and Labor Relations .................................17
          (p)  Undisclosed Liabilities ......................................17
          (q)  Accounts; Safe Deposit Boxes; Powers of
               Attorney; Officers and Directors .............................18
          (r)  Regulatory Matters ...........................................18
          (s)  Assignment of Assets of M1000 Business .......................20
     4.2  Representations and Warranties of Horizon and Arrow................20
          (a)  Authority ....................................................20
          (b)  Sufficient Funds .............................................21
          (c)  Organization and Standing of Buyer............................21
          (d)  Litigation; Decrees ..........................................21
          (e)  Securities Act................................................21

                                   ARTICLE V
                                  COVENANTS..................................22
     5.1  Covenants of Seller................................................22
          (a) Access.........................................................22

          (b) Ordinary Conduct ..............................................22
          (c) Confidentiality ...............................................23
          (d) Other Transactions ............................................23
          (e) Other Seller Obligations ......................................23
          (f) Non-competition ...............................................23
     5.2  Covenants of Buyer.................................................25
          (a) Confidentiality ...............................................25
          (b) Financial and Other Information ...............................25
          (c) Solicitations Of Employees ....................................25
          (d) Employees and Employee Benefits ...............................26
          (e) Ongoing Programs ..............................................29
          (f) No Impact on Seller's Indemnity ...............................29
          (g) Extraordinary Transactions ....................................30
          (h) Lease of the Facility .........................................30
     5.3  Mutual Covenants...................................................30
          (a) Antitrust Notification ........................................30
          (b) Publicity .....................................................31
          (c) Reasonable Diligent Efforts ...................................31
          (d) Cooperation ...................................................31
          (e) Tax Treatment .................................................32
          (f) Transition Services ...........................................32

                                   ARTICLE VI
                               OTHER AGREEMENTS..............................32
     6.1  Certain Understandings ............................................32
     6.2  Further Assurances ................................................33
     6.3  Tax Matters .......................................................33
     6.4  Liabilities and Causes of Action Relating to Furon ................34

                                   ARTICLE VII
                               INDEMNIFICATION...............................35
     7.1  Indemnification by Seller .........................................35
     7.2  Indemnification by Buyer ..........................................37
     7.3  Losses Net of Insurance, Etc ......................................38
     7.4  Termination of Indemnification ....................................38
     7.5  Procedures Relating to Indemnification under
          Sections 7.1 and 7.2 ..............................................39
     7.6  Exclusive Remedy ..................................................40
     7.7  Collateral Sources ................................................40
     7.8  Certain Limitations ...............................................41

                                  ARTICLE VIII
                                MISCELLANEOUS................................41
     8.1  Assignment ........................................................41
     8.2  No Thirty-Party Beneficiaries .....................................41
     8.3  Termination .......................................................41
     8.4  Survival of Representations .......................................42
     8.5  Expenses ..........................................................42
     8.6  Amendments ........................................................43
     8.7  Notices ...........................................................43
     8.8  Fees ..............................................................44
     8.9  Consent to Jurisdiction ...........................................45
     8.10 Severability ......................................................45
     8.11 Interpretation ....................................................45
     8.12 Waiver ............................................................45
     8.13 Counterparts ......................................................46
     8.14 Entire Agreement ..................................................46
     8.15 Governing Law .....................................................46

                               LIST OF EXHIBITS & SCHEDULES

  Exhibit A                          Form of Seller's Certificate
  Exhibits B-1 & B-2                 Form of Buyer's Certificate
  Exhibit C                          Form of Release Agreement

  Schedule 2.1(b)                    Allocation of Purchase Price
  Schedule 4.1(a)                    Authority
  Schedule 4.1(b)                    Qualification to do Business
  Schedule 4.1(c)                    Capital Structure of the Company
  Schedule 4.1(d)                    Subsidiaries
  Schedule 4.1(e)                    Financial Statements
  Schedule 4.1(f)                    Taxes
  Schedule 4.1(g)                    Properties
  Schedule 4.1(h)                    Intellectual Property
  Schedule 4.1(i)                    Contracts
  Schedule 4.1(j)                    Litigation; Compliance with Laws
  Schedule 4.1(k)                    Benefit Plans
  Schedule 4.1(1)                    Absence of Changes or Events
  Schedule 4.1(m)                    Licenses; Permits
  Schedule 4.1(n)                    Environmental Matters
  Schedule 4.1(o)                    Employee and Labor Relations
  Schedule 4.1(q)                    Accounts, Safe Deposit Boxes, Powers
                                     of Attorney, Officers and Directors
  Schedule 4.1(r)                    Regulatory Matters
  Schedule 4.1(r)(i)                 Device Information
  Schedule 4.2(d)                    Litigation; Decrees
  Schedule 5.1(b)                    Ordinary Conduct
    Exhibit I                        Joint Assignment & License Agreement
    Exhibit II                       Transition Services Agreement
  Schedule 5.1(c)                    Confidentiality
  Schedule 5.2(d)                    Buyer's Benefit Plans
  Schedule 5.2(d)(i)                 Company Employees
  Schedule 5.2(d)(ii)                Excluded Employees
  Schedule 5.2(d)(iii)(2)            Buyer Qualified Plans
  Schedule 5.2(e)                    Ongoing Programs
  Schedule 7.1(a)                    Seller's Retained Obligations

                              PURCHASE AGREEMENT

          This PURCHASE AGREEMENT and the Exhibits and Schedules attached hereto (collectively, this "Agreement") is dated as of June 20, 1997 by and among Pfizer Inc., a Delaware corporation ("Seller"), Strato/Infusaid, Inc., a Massachusetts corporation (the "Company"), Horizon Medical Products, Inc., a Georgia corporation ("Horizon") and Arrow International, Inc. a Pennsylvania corporation ("Arrow") Arrow and Horizon are hereinafter referred to collectively and, when the context so indicates, each individually as "Buyer".

                                   Background

          A. Seller owns 300,000 shares of Common Stock, par value $.01 per share, of the Company (the "Securities"), which constitutes all of the outstanding Common Stock, $.01 par value per share, of the Company (the "Common Stock").

          B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the Securities and the Foreign Assets (as hereinafter defined), upon the terms and subject to the conditions hereinafter set forth.

          Accordingly, intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 Definitions.

          (a) Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person, and includes any Person who is an officer, director or employee of such Person and any Person that would be deemed to be an "affiliate" or an "associate" of such Person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

          "Authority" means any Federal, state, provincial, local or foreign governmental department, regulatory agency, authority commission, board or court or other law, rule or regulation-making entity having jurisdiction over the Company.

          "Best Efforts" means a diligent, reasonable and good faith effort to accomplish the applicable objective, provided that Best Efforts does not require any unreasonable expenditure of funds or the incurrence of any unreasonable liability on the part of the obligated party, nor does it require the obligated party to act in a manner which would otherwise be contrary to prudent business judgment or normal commercial practices in order to accomplish the objective.

          "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

          "Employee" means an individual listed in Schedule 5.2(d)(i) (as updated by Seller and the Company on the Closing Date) who, as of the Business Day immediately preceding the Closing Date, (i) shall be (or in the case of (D) below, is about to become) an employee of the Company and (ii) either (A) shall have been employed and at work on the Business Day immediately preceding the Closing Date, or (B) shall have been on short-term disability (including maternity disability), workers' compensation, vacation, parental or other leave of absence consistent with the Company's policies, practices and procedures in effect at the time such leave commenced, or (C) shall have been receiving short term disability benefits for no more than 180 consecutive days or (D) shall have received and accepted an offer of employment with the Company, in the ordinary course of business, but shall have not yet commenced work.

          "Environmental Laws" means foreign and United States federal, state and local laws, rules, regulations, codes and ordinances, and any orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, as further amended ("CERCLA"); the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Federal Clear Air Act, as amended; the Toxic Substances Control Act, as amended; the Surface Mining Control and Reclamation Act of 1977, as amended; the Safe Drinking Water Act, as amended; the Pollution Control Act of 1990, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and comparable state and local laws, in all of the foregoing cases, in effect on the date hereof.

          "Hazardous Substances" means any substance (a) that is defined as a "hazardous waste", "hazardous material", "hazardous substance", "toxic substance" or similar term used under any Environmental Law; or (b) that contains or consists of oil, petroleum or petroleum products.

          "Knowledge" means, with respect to Seller, the actual current knowledge of the executive officers of Seller and those officers of the Company identified in Schedule 4.1(q) hereto.

          "Material Adverse Effect" means a material adverse effect on the financial condition or results of operations of the Company or the Buyer, as the case may be, other than with respect to any adverse effects which, directly or indirectly, relate to or result from public or industry knowledge relating to the transactions contemplated by this Agreement. Seller may, however, at its option, include in the Schedules of this Agreement or elsewhere items which would not have a Material Adverse Effect within the meaning of the previous sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgement by Seller that such items would have a Material Adverse Effect or further define the meaning of such term for the purpose of this Agreement.

          "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including an Authority.

          (b) Other Definitions. The following defined terms shall have the meaning set forth in the referenced Section:

Defined Term                                              As Defined in Section
------------                                              ---------------------
Arrow..................................................                Recitals
Agreement..............................................                Recitals
Annual Financial Statements ...........................                  4.1(e)
Basket ................................................                  7.1(a)
Books and Records .....................................                  5.2(b)
Business ..............................................                  4.1(b)
Buyer .................................................                Recitals
Buyer Qualified Plan ..................................          5.2(d)(iii)(2)
Cap ...................................................                  7.1(a)
Closing ...............................................                     3.1
Closing Date ..........................................                     3.1
Code ..................................................                  4.1(f)
Collateral Source .....................................                     7.3
Common Stock...........................................                Recitals
Company ...............................................                Recitals
Company's Benefit Plans ...............................                  4.1(k)
Confidentiality Agreement .............................                  5.2(a)
Contracts .............................................                  4.1(i)
Controlled Entities ...................................                  5.1(f)
Covered Obligations ...................................                  7.1(a)
Device ................................................                  4.1(r)
DOJ ...................................................                  3.2(c)
Employee Benefit Plans ................................                  4.1(k)
Encumbrances ..........................................                  4.1(c)
Environmental Permits .................................                  4.1(n)
ERISA .................................................                  4.1(k)
Facility ..............................................                  5.2(h)
FDA ...................................................                  4.1(j)
Financial Statements Date .............................                  4.1(e)
Foreign Assets ........................................                  4.1(g)
Form 483s .............................................                  4.1(r)
FTC ...................................................                  3.2(c)

Furon ........................................................           6.4(a)
Furon Liabilities ............................................           6.4(c)
GAAP .........................................................           4.1(e)
Horizon ......................................................         Recitals
HSR Act ......................................................           3.2(c)
IDE ..........................................................           4.1(r)
Indemnified Party ............................................              7.5
Indemnifying Party ...........................................              7.5
IRS ..........................................................           4.1(k)
Joint Agreement ..............................................           5.1(f)
Landlord .....................................................           5.2(h)
Lease ........................................................           5.2(h)
Loss .........................................................           7.1(a)
Loiterman Agreement ..........................................           5.2(f)
M1000 Business ...............................................              4.1
Multiemployer Plans ..........................................           4.1(k)
Multiple Employer Plans ......................................           4.1(k)
Non-competition Period .......................................           5.1(f)
Normal Termination Date ......................................           5.2(h)
Obligations ..................................................           5.2(h)
PBGC .........................................................           4.1(k)
Permitted Activities .........................................           5.1(f)
Pfizer Qualified Plans .......................................   5.2(d)(iii)(1)
PMA ..........................................................           4.1(r)
Purchase Price ...............................................           2.1(b)
Qualified Plan ...............................................           4.1(k)
Recall .......................................................           4.1(r)
Restricted Products ..........................................           5.1(f)
Restricted Sales Cap .........................................           5.1(f)
Retirement Plan ..............................................   5.2(d)(iii)(1)
Returns ......................................................           4.1(f)
Savings Plan .................................................   5.2(d)(iii)(1)
Seller .......................................................         Recitals
Seller's Tax Returns .........................................           6.3(a)
Securities ...................................................         Recitals
Straddle Returns .............................................           6.3(b)
Sub-limit ....................................................           7.1(a)
Taxes ........................................................           4.1(f)
Third Party Claim ............................................              7.5
Transfer Taxes ...............................................           6.3(b)
Transition Agreement .........................................           5.3(f)
510(k)........................................................           4.1(r)

                                   ARTICLE II
           PURCHASE AND SALE OF THE SECURITIES AND THE FOREIGN ASSETS

          2.1 Purchase and Sale of the Securities and the Foreign Assets.

          (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to below, Seller will, or will cause one of its Affiliates to, sell, transfer and deliver to the respective Buyer, and each Buyer severally, but not jointly and severally, agrees that it will purchase from the Seller or one of its Affiliates, such number of the Securities and such portion of the Foreign Assets as set forth on Schedule 2.1(b). In addition, Seller shall use its Best Efforts to cause any Japanese import licenses for Company products to be transferred to Buyer or its designee as soon as reasonably practicable following the Closing Date.

          (b) The aggregate purchase price for the Securities and the Foreign Assets (the "Purchase Price") shall be twenty one million two hundred fifty thousand dollars ($21,250,000.00). The Purchase Price shall be allocated between each Buyer and among the Securities and each of the Foreign Assets as set forth on Schedule 2.1(b).

                                   ARTICLE III
                                   THE CLOSING

          3.1 Closing Date. The closing (the "Closing") of the purchase and sale of the Securities and the Foreign Assets shall be held at the offices of Dechert Price & Rhoads, 30 Rockefeller Plaza, New York, New York, at 10:00 a.m. on the later to occur of (i) July 15, 1997 or (ii) the third Business Day after the conditions to Closing set forth in Article III of this Agreement shall have been satisfied; provided, however, that the Closing shall not occur later than the date specified in Section 8.3 of this Agreement. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." All transactions at the Closing shall be deemed to take place simultaneously and effective as of 12:01 A.M. E.D.T. on the Closing Date.

          3.2 Conditions to Buyer's Obligation. The obligation of each Buyer to purchase and pay for its share of the Securities and the Foreign Assets is subject to the satisfaction (or waiver by such Buyer) as of the Closing of the following conditions:

                    (a) (i) The representations and warranties of Seller and the Company made in this Agreement shall be true and correct in all material respects on and as of the Closing, as though made on and as of the Closing Date except for (1) changes contemplated by this Agreement or attributable to matters disclosed by Seller in the Schedules hereto and (2) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of that date); (ii) Seller and the Company shall have performed in all material respects their covenants contained in this Agreement required to be performed by the time of the Closing; and (iii) Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by duly authorized signatories of Seller, in the form of Exhibit A, confirming the satisfaction of the foregoing clauses (i) and (ii).

                  (b) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Securities or the Foreign Assets.

                  (c) Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the "HSR Act"), including any extensions of such waiting period, shall have expired and any investigations by either the Department of Justice ("DOJ") or the Federal Trade Commission ("FTC") (by means of a request for additional information or otherwise) shall have been terminated.

                  (d) All intercompany accounts between Seller and its Affiliates, on the one hand, and the Company, on the other, shall be paid or otherwise satisfied in full.

                  (e) The directors and officers of the Company shall have delivered resignations to Buyer.

                  (f) The other Buyer shall contemporaneously consummate the transactions contemplated by this Agreement.

         3.3 Conditions to Seller's Obligations. The obligation of Seller to sell and deliver the Securities and the Foreign Assets to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

                  (a) (i) The representations and warranties of Buyer made in this Agreement shall be true and correct on and as of the Closing, as though made on and as of the Closing Date except for (1) changes contemplated by this Agreement or attributable to matters disclosed by Buyer in the Schedules hereto,
(2) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of that date), and (3) breaches or inaccuracies of representations and warranties that do not, individually or in the aggregate, have a Material Adverse Effect; (ii) Buyer shall have performed in all material respects the covenants of Buyer contained in this Agreement required to be performed by the time of the Closing; and (iii) Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by duly authorized signatories of Buyer, in the form of Exhibit B, confirming the satisfaction of the foregoing clauses (i) and (ii).

                  (b) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Securities or the Foreign Assets.

                  (c) Any applicable waiting period under the HSR Act, including any extensions of such waiting period, shall have expired and any investigations by either DOJ or FTC (by means of a request for additional information or otherwise) shall have been terminated.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of Seller and the Company. Seller and the Company hereby jointly and severally represent and warrant
(other than with respect to the Company's manufacture, marketing, distribution and sale of the M1000 programmable implantable pump (the "M1000 Business"), for which neither Seller nor the Company makes any representation or warranty except as provided in Section 4.1(s) of this Agreement) to each Buyer as follows:

                 (a) Authority. Each of Seller and the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by each of Seller and the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms. Except as set forth on
Schedule 4.1(a), the execution, delivery and performance by Seller and the Company of this Agreement and the consummation by each of them of the transactions contemplated hereby will not (i) violate any provision of law, rule or regulation to which either of them is subject, (ii) violate any order, judgment, injunction, award or decree applicable to either of them, (iii) violate the certificate or articles of incorporation, bylaws or other similar governing documents of either of them, (iv) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company under any provision of any agreement, contract or other instrument binding upon the Company set forth on Schedule 4.1(i), or (v) result in the creation or imposition of any lien, encumbrance, charge or claim upon any of the assets of the Company or the Securities, except in the case of any of the foregoing clauses (i)-(v) for any such violation, conflict, default, right or lien which would not individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 4.1(a) hereto, the execution, delivery and performance by Seller and the Company of this Agreement and the consummation by each of them of the transactions contemplated hereby do not require any consent from or filing with any Authority except for (i) the filing of a report under the HSR Act and the expiration of the applicable waiting period; (ii) any consent or filing that Buyer is required to obtain or make; and
(iii) consents and filings which, if not obtained or made, will not individually or in the aggregate have a Material Adverse Effect.

         (b) Organization and Standing of Seller and the Company. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Seller has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business in all material respects as presently conducted. The Company has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business (the "Business") in all material respects as presently conducted. The Company is duly qualified or registered as a foreign corporation to do business, and is in good standing in the jurisdictions set forth on Schedule 4.1(b), which constitute all jurisdictions in which the character of the properties owned, operated or leased by it or the nature of its activities is such that such qualification is required by applicable law, except where the failure to so qualify and be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of the Articles of Organization, as amended to date, and the Bylaws, as in effect on the date hereof, of the Company.

         (c) Capital Structure of the Company; Ownership of Securities. The authorized capital stock of the Company consists of which 3OO,000 shares of Common Stock, of which 300,000 shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as described on Schedule 4.l(c), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company and no equity securities of the Company are reserved for issuance for any purpose. Seller owns of record and beneficially the Securities, free and clear of any claims, liens, encumbrances, security interests, options, charges or restrictions whatsoever ("Encumbrances"). At the Closing, Seller will convey to Buyer good and marketable title to the Securities free and clear of all

Encumbrances other than any Encumbrance (i) created by Buyer or (ii) of which Buyer has knowledge as of the Closing Date.

                  (d) Subsidiaries of the Company. The Company does not, directly or indirectly, own any stock of, or any other interest in, any other corporation or business entity other than those entities listed on Schedule 4.1(d).

                  (e) Financial Statements. Schedule 4.1(e) sets forth the unaudited balance sheet of the Company as of December 31, 1996 (the "Financial Statements Date"), and the related statement of income for the year then ended, together with the notes to such financial statements (collectively, the "Annual Financial Statements"). The Annual Financial Statements have been prepared in accordance with the books and records of the Company. Except as set forth on
Schedule 4.1(e), the Annual Financial Statements fairly present, in all material respects, the financial position of the Company as of December 31, 1996 and the results of operations of the Company for the year then ended, in conformity with United States generally accepted accounting principles as applied by Seller ("GAAP") and in a manner consistent with prior practice.

                  (f) Taxes.

                      (i) For purposes of this Agreement, (A) "Tax" or "Taxes" shall mean all Federal, state, local and foreign income, franchise, sales and use and other taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts and (B) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                      (ii) Except as set forth on Schedule 4.1(f): (A) the Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax returns, reports and forms required to have been filed by the Code or by applicable state, local or foreign Tax laws (collectively, "Returns") other than those which the failure to file would not have a Material Adverse Effect; (B) all Taxes shown to be due on such Returns have been timely paid in full; and (C) no Tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes. Except as set forth on Schedule 4.1(f), no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given by the Company for any taxable years. Except as set forth above or on Schedule 4.1(f), as of the date of this Agreement, the Returns filed by, or with respect to, the Company are not being examined by, and no written notification of intention to examine has been received from the Internal Revenue Service or, to Seller's Knowledge, any other taxing authority with respect to Taxes. Except as set forth on
Schedule 4.1(f), no currently pending issues involving the Company have been raised in writing by the Internal Revenue Service or, to Seller's Knowledge, any other taxing authority in connection with any Return. Except as set forth in Schedule 4.1(f), the Company has no agreement with Seller or any of its Affiliates or, to the Knowledge of Seller, with any other Person regarding the filing of Returns or relating to the sharing of Tax benefits or liabilities with such Persons.

           (g) Properties. (i) The Company has good and valid title to all its owned properties and assets, real and personal, tangible and intangible (including those reflected on the Annual Financial Statements or acquired by the Company since the Financial Statements Date, except property sold or otherwise disposed of since the Financial Statements Date), and (ii) Seller has good and valid title to the those certain assets identified on Schedule 4.1(g) as the foreign assets of the Business (the "Foreign Assets"), in each case free and clear of all mortgages, liens, attachments, pledges, encumbrances or security interests of any nature whatsoever, except (a) those disclosed in the Annual Financial Statements, (b) any liens for current Taxes not yet due and payable or which may thereafter be paid without penalty, (c) encumbrances described in
Schedule 4.1(g) hereto, (d) zoning, building and other similar governmental restrictions and liens imposed by operation of law (including without limitation mechanics', carriers', workmen's, repairmen's, landlord's or other similar liens arising from or incurred in the ordinary course of business and for which the underlying payments are not yet delinquent), and (e) easements, covenants, rights-of-way or other similar restrictions and imperfections of title, none of which items referred to in clauses (d) and (e) materially impair the use of the property to which they relate in the Business taken as a whole. Set forth on
Schedule 4.1(g) hereto is a list of all real estate owned or leased by the Company in the United States.

         (h) Intellectual Property. Schedule 4.1(h) sets forth a true and complete list of all (i) patents owned by or licensed to the Company, (ii) trademarks, trade names, and service marks currently in use by the Company in the Business and (iii) material copyrights and applications therefor owned by or licensed to the Company. Except as set forth in Schedule 4.1(h), Seller has no notice or Knowledge of any objections or claims being asserted in writing by any Person with respect to the ownership, validity, enforceability or use of any such patents, trademarks, trade names, copyrights and applications therefor or challenging or questioning the validity or effectiveness of any such license which would have a Material Adverse Effect.

         (i) Contracts. Except as described in Schedule 4.1(i) or the other Schedules hereto (and except for purchase order agreements (other than requirements contracts) for inventory purchased in the ordinary course of business consistent with past practice), the Company is not as of the date of this Agreement party to or bound by any of the following written agreements:

                  (i) employee collective bargaining agreement or other contract with any labor union;

                  (ii) employment agreements with any director, officer or employee (excluding any such contracts or arrangements for which the total compensation during each of the last two (2) years was less than fifty thousand dollars ($50,000) per person);

                  (iii) (A) lease or similar agreement under which the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party, (B) continuing contract for the future purchase of materials, supplies or equipment, (C) management, service, consulting or other similar type of contract, (D) distribution or sales agency agreement or arrangement, or (E) advertising agreement or arrangement, in any such case which has an aggregate future liability in excess of fifty thousand dollars ($50,000) or which is not terminable by the Company (x) on not more than ninety (90) days' notice without penalty or premium or (y) for a cost of less than twenty five thousand dollars ($25,000);

                  (iv) agreement or contract under which the Company has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or guaranteed indebtedness, liabilities or obligations of others, in each case for an amount in excess of twenty five thousand dollars ($25,000) (other than (A) endorsements for the purpose of collection in the ordinary course of business, and (B) advances to employees of the Company in the ordinary course of business);

                  (v) mortgage, pledge, security agreement, deed of trust or other document, in each case granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) securing obligations in excess of twenty five thousand dollars ($25,000).

                  (vi) license of any patent, trademark, trade name, or copyright by or to the Company involving a royalty or similar payment by or to the Company during the immediately preceding or succeeding twelve (12) months, in each case in excess of ten thousand dollars ($10,000) for such twelve (12) month period;

                  (vii) lease or similar agreement under which the Company is lessee of any real property; and

                  (viii) any other agreement, license, undertaking, covenant or understanding involving a payment by the Company during the immediately preceding or succeeding twelve (12) month period, in each case in excess of fifty thousand dollars ($50,000) in the aggregate for such twelve (12) month period.

         To the Knowledge of Seller after reasonable investigation, each agreement, contract, lease, license, commitment or instrument of the Company described on Schedule 4.1(i) or the other Schedules hereto (collectively, the "Contracts") is in full force and effect, except as disclosed on Schedule 4.1(i) or the other Schedules hereto. To the Knowledge of Seller after reasonable investigation, the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                  (j) Litigation; Compliance with Laws.

                      (i) Except as set forth in Schedule 4.1(j) or otherwise described in Section 4.1(r) hereto, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened, against or involving the Company or its assets (whether or not covered by insurance)(except for matters relating to Environmental Laws described in Section 4.1(n) hereto) which would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Seller, there exists no basis for the commencement of any action, proceeding or investigation against the Company which would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.1(j), there is no outstanding judgment, order, writ, injunction or decree against the Company or related to its assets, other than any such judgment, order, writ, injunction or decree which would not, individually or in the aggregate, have a Material Adverse Effect.

                      (ii) There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller threatened against or affecting, the Company before any court or arbitrator or any Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

                      (iii) Except as set forth on Schedule 4.1(j) (or, with respect to matters described in either Section 4.1(n) or Section 4.1(r) hereto), the Company is in compliance with all applicable laws, statutes, rules, regulations, ordinances, orders, judgments and decrees, local, Federal, state, domestic or foreign (including, without limitation, applicable insurance requirements, requirements of any Board of Fire Underwriters or similar body, building, zoning, occupational safety and health, pension, fair employment, equal opportunity, safety, health, procurement, reimbursement, consumer protection or similar laws, rules, regulations and ordinances), other than any such failure which would not have a Material Adverse Effect. No notice has been received by the Company or Seller, and neither the Company nor Seller has Knowledge of any notice being given, with respect to any violation of any such legal requirements. There is no action or proceeding by the U.S. Food and Drug Administration (the "FDA"), the Health Care Financing Agency or other agency or part of the U.S. Department of Health & Human Services or any other Authority, including, but not limited to, recall procedures, pending or, to Seller's or the Company's Knowledge, threatened against the Company relating to the safety or efficacy of or use or charges for any of its products developed or sold in connection with the Business.

                  (k) Benefit Plans.

                      (i) Schedule 4.1(k) sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies) maintained, or contributed to, by the Company for the benefit of any employees of the Company or to which the Seller or the Company contributes or is obligated to contribute with respect to employees of the Company ("Employee Benefit Plans"). Schedule 4.1(k) identifies, in separate categories, Employee Benefit Plans that are (i) subject to Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in Section 4001(a) of ERISA) ("Multiemployer Plans") or (iii) welfare plans providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense).

                      (ii) To the Knowledge of Seller, none of the Company or any ERISA Affiliate (defined as any trade or business which, with the Company, is treated as a single employer under Section 414(b), (c) or (m) of the Code) has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") under, arising out of or by operation of Title IV of ERISA (other than any liability for premiums to the PBGC arising in the ordinary course of business), including, without limitation, any material liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such material liability. Except as set forth on Schedule 4.1(k), to Seller's Knowledge, no complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Employee Benefit Plan.

                      (iii) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code ("Qualified Plans") has received a favorable determination letter from the Internal Revenue Service ("IRS") that such plan is so qualified, and, to the Knowledge of Seller, since the date of such IRS determination, except as disclosed on Schedule 4.1(k), nothing has occurred with respect to the operation of any such plan which, either individually or in the aggregate, would likely cause the loss of such qualification.

                      (iv) To the Knowledge of Seller, all contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and, except as disclosed on Schedule 4.1(k), no accumulated funding deficiencies exist in any of the Employee Benefit Plans subject to Section 412 of the Code.

                      (v) To the Knowledge of Seller, the liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up within the two (2) years preceding the date hereof, have been fully discharged in compliance with applicable law.

                      (vi) Except as disclosed on Schedule 4.1(k), to the Knowledge of Seller, there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under
Section 4063(a) of ERISA.

                      (vii) To the Knowledge of Seller, there has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plan which, either individually or in the aggregate, could result in material liability to the Company.

                      (viii) Complete and correct copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable), have been delivered to Buyer: (i) any plan documents and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; and (v) written descriptions of all nonwritten agreements relating to the Employee Benefit Plans.

                      (ix) To the Knowledge of Seller, there are no pending legal proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans or the Company or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), which either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

                  (x) To the Knowledge of Seller, each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations, except where noncompliance would not have a Material Adverse Effect. To the Knowledge of Seller, all amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

                  (xi) Except as disclosed on Schedule 4.1(k), none of the Company or any ERISA Affiliate maintains a welfare benefit plan providing continuing benefits to Company employees after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense), and the Company and each of the ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

                  (xii) To the Knowledge of Seller, none of the Company or any ERISA Affiliate has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any Person other than the Company or any ERISA Affiliate during the five-year period ending on the Closing Date in a transaction that could reasonably be expected to result in a Material Adverse Effect.

                  (xiii) Except as disclosed on Schedule 4.1(k), no Employee Benefit Plan will require the payment by the Company of material amounts of severance benefits, separation pay or any similar pay as a result of the consummation of the transactions contemplated by this Agreement.

         (l) Absence of Changes or Events. Except as set forth in Schedule 4.1(1) or any other Schedule to this Agreement, from the Financial Statements Date until the Closing Date, the Business has been conducted in the ordinary course consistent with past practice and there has not been any change in the financial condition or results of operations of the Company taken as a whole (other than changes relating to the economy in general or industry conditions), which would, individually or in the aggregate, have a Material Adverse Effect.

         (m) Licenses; Permits. To the Knowledge of Seller, all material governmental licenses, permits or authorizations of the Company are validly held by the Company, the Company has complied in all material respects with all requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.l(m) or which relate to matters described in
Section 4.1(r) hereto. To the Knowledge of Seller, the Company has all of the governmental licenses, permits or authorizations which are required to carry on the Business as such business is now conducted, except for such licenses, permits or authorizations the failure to obtain which would not have a Material Adverse Effect.

         (n) Environmental Matters. Except as set forth on Schedule 4.1(n) hereto or as described in Section 4.1(n) hereto:

                (i) The Company has all material permits, licenses, and other authorizations required for the operations, or conduct of the Business under applicable Environmental Laws (the "Environmental Permits"). The Company is, and at all times since the Company has been owned by the Seller, or to Seller's Knowledge, prior to Seller's ownership of the Company, has been, in compliance with all terms and conditions of the Environmental Permits, and with all applicable Environmental Laws, except for such noncompliance which would not have a Material Adverse Effect. Set forth in Schedule 4.1(n) hereto is a list of the Environmental Permits.

                (ii) Since the Company has been owned by Seller or, to Seller's Knowledge, prior to Seller's ownership of the Company, the Company has received no written notice of any citation, summons, order, complaint, penalty, investigation, or review by any Authority or other Person with respect to any violation by the Company of any Environmental Law (including, without limitation, any violation by the Company with respect to items 1, 2 and 3 listed on Schedule 4.1(n), which are excluded from all other representations of Seller and the Company hereunder), except for such violations which would not have a Material Adverse Effect, and there is no action, suit, investigation or proceeding pending, or to Seller's Knowledge, threatened, against or involving the Company involving or arising out of any alleged violation of Environmental Law except for such actions or proceedings which would not have a Material Adverse Effect.

                 (iii) Since the Company has been owned by Seller or, to Seller's Knowledge, prior to Seller's ownership of the Company, the Company has received no written requests for information, notice of claim, demand, or notification that it is, or may be, potentially responsible with respect to any investigation or cleanup of any threatened or actual release of any Hazardous Substance or with respect to any personal injury or property damage arising from or caused by exposure to, or the threatened or actual release of, any Hazardous Substance, and there is no action, suit, investigation or proceeding pending, or to Seller's Knowledge, threatened, against or involving the

Company involving any potential liability caused by or relating to Hazardous Substances.

                  (iv) To Seller's Knowledge, there are no above-ground or underground storage tanks, no friable asbestos and no polychlorinated biphenyls on property currently leased by the Company.

                  (v) Since the Company has been owned by Seller or, to Seller's Knowledge, prior to Seller's ownership of the Company, no employees of the Company have been exposed to any Hazardous Substances in connection with employment with the Company which exposure is reasonably likely to give rise to liability of the Company under Environmental Laws or other statutory or common law, except for such liability which would not have a Material Adverse Effect.

                  (vi) To Seller's Knowledge, no site assessment, audit or other investigation has been conducted by or on behalf of the Company by a third party professional engineer as to environmental matters at any property owned, leased, operated or occupied by the Company.

                  (vii) To Seller's Knowledge, no disposal, release or burial of any Hazardous Substances has occurred on any facilities or properties owned, leased or operated by the Company which require remediation by the Company under applicable Environmental Laws except for such remediation which would not have a Material Adverse Effect.

         (o) Employee and Labor Relations. Except as set forth in Schedule 4.1(o) hereto:

                  (i) there is no labor strike, dispute, slowdown or work stoppage, boycott, picketing, handbilling or lockout actually pending or, to the Knowledge of Seller, threatened against or affecting the Company which would have a Material Adverse Effect and during the past year there has not been any such action; and

                  (ii) there is no unfair labor practice charge, petition, application or complaint against the Company pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or the Massachusetts Labor Relations Commission which would have a Material Adverse Effect; and

                  (iii) there is no complaint against the Company pending, or to the Knowledge of Seller, threatened before the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or the Department of Labor and Workplace Development which would have a Material Adverse Effect.

         (p) Undisclosed Liabilities. To the Knowledge of Seller, after reasonable investigation, the Company does not have any material liabilities or obligations or any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by GAAP to be reflected on a balance sheet or in notes thereto, except (i) as set forth or reflected on the Annual Financial Statements (or described in the notes included therein),
(ii) for items disclosed in the Schedules hereto or for which Buyer shall be otherwise indemnified by Seller hereunder, including, without limitation, Losses arising from those items identified on Schedule 7.1(a), (iii) for purchase contracts and orders for inventory in the ordinary course of business and (iv) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Financial Statements Date and not in violation of this Agreement.

         (q) Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Attached hereto as Schedule 4.1(q) are (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes and outstanding powers of attorney of the Company and those Persons authorized to sign thereon, (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those Persons entitled to act thereunder, and (iii) a true and correct list of all officers and directors of the Company.

         (r) Regulatory Matters. Except as set forth on Schedule 4.1 (r), the Company, and the products sold by the Company, are in compliance with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the FDA and all other Authorities (except for environmental Authorities) having regulatory authority over the products of the Company (except as relates to Environmental Laws described in Section
4.l(n) hereto) and the Business, other than any such failure to comply which, individually or in the aggregate, would not have a Material Adverse Effect.

         Except as set forth on Schedule 4.l(r) hereto, since January 1, 1994 no Notice of Adverse Findings, Warning Letter, Section 305 notice, subpoena, or other similar communication by any Authority has been given with respect to the Company or the Business, and there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the products sold by the Company.

         Except as set forth on Schedule 4.1(r) hereto, the Company has made available to Buyer a copy of all currently active investigational device exemptions ("IDE") filed with or approved by FDA by or on behalf of the Company and all premarket approval ("PMA") and premarket notification ("510(k)") clearance or concurrence letters received from the FDA and comparable communications received from any other applicable Authority and provided Buyer with access to all related documents and information, including device master files and post-market studies.

         Except as set forth on Schedule 4.1(r) hereto, the Company has made available to Buyer in a manner so as to provide Buyer an opportunity to review all FDA inspection reports ("Forms 483s") or comparable reports of a foreign Authority, the Company's Responses to such Form 483s or comparable foreign reports and the FDA Establishment Inspection Reports which the Company has obtained for all FDA inspections of the Company's facilities since January 1, 1994. The Company has also furnished Buyer with access to all internal inspection reports (as required by 21 C.F.R. Section 820.20) conducted by the Company since January 1, 1994, as well as the written procedure for such audits.

         The Company has made available to Buyer in a manner so as to provide Buyer an opportunity to review copies of all complaint files (as required by 21 C.F.R. Section 820.198) and foreign vigilance reports as well as all Medical Device Reports filed by the Company, and maintained by such person (as required by 21 C.F.R. Section 803) as well as copies of all related documents and a copy of the Company's corporate policy for maintaining such files and filing such reports.

         The Company has made available to Buyer in a manner so as to provide Buyer an opportunity to review copies of all labels and the label history for all of the Company's products in the Company's possession.

         The Company has made available to Buyer in a manner so as to provide Buyer an opportunity to review copies of all regulatory approvals obtained from any foreign regulatory agency related to the products distributed and sold by the Company.

         The Company has offered to make available to Buyer in a manner so as to provide Buyer an opportunity to review all information pertaining to the matter that was resolved pursuant to the November 24, 1993 consent agreement between the Company and the FDA and the payment by the Company to the FDA of the civil penalty specified therein.

         The Company has made available to Buyer in a manner so as to provide Buyer an opportunity to review and has otherwise disclosed to Buyer all material information related to the voluntary recall (the "Recall") by the Company of its Infuse-A-Port Implantable Port System (the "Device") initiated on or about April 30, 1997 through notification to FDA and all affected distributors and customers. RELEVANT INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER INCLUDES, BUT IS NOT LIMITED TO, THOSE ITEMS CONTAINED IN SCHEDULE 4.1 (r)(i). Buyer acknowledges that the Recall, which impacted over two thousand nine hundred (2,900) units and has been designated by FDA as a Class II recall (FDA #Z-578/579-7), was conducted as a result of the discovery that the catheters or ports of certain lots of the Device may contain stainless steel spheres which could result in metallic spheres flushing from the catheter or port. Buyer acknowledges that the Recall was necessitated by a process utilized by a contract vendor who supplied catheters to the Company and that the impact of the Recall and the resulting delay in the Company's ability to provide replacement products conforming to product specifications and Company standards to the Company's sales representatives may have caused a Material Adverse Effect on sales of the Company's products in Japan, the principal market for the Device. Buyer further acknowledges that the Recall may also have had a material adverse impact on the operations of the Company's exclusive distributor of the Device in Japan.

                  (s) Assignment of Assets of M1000 Business. The transfer by the Company of those assets identified in Schedule A to that certain Joint Assignment and License Agreement dated on or prior to the Closing Date between the Company and Programmable Pump Technologies, Inc. will not have a material adverse impact on the Company's ability to manufacture, market and sell any of the Company's existing products as of the date hereof (other than the M1000 programmable pump) and none of those assets are required in the manufacture of such products.

         4.2 Representations and Warranties of Horizon and Arrow. Each Buyer (for itself only) hereby severally, and not jointly, represents and warrants to the Company and Seller as follows:

                  (a) Authority. Such Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by such Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by such Buyer and constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms. The execution, delivery and performance by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby will not (i) violate any provision of law, rule or regulation to which such Buyer is subject,
(ii) conflict or violate any order, judgment, injunction, award or decree applicable to such Buyer, (iii) violate or conflict with the certificate or articles of incorporation, bylaws or other similar governing documents of such Buyer, (iv) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Buyer under any provision of any agreement, contract or other instrument binding upon such Buyer or any license, franchise, permit or other similar authorization held by such Buyer, or (v) result in the creation or imposition of any lien, encumbrance, charge or claim upon any of the assets of such Buyer, except in the case of any of the foregoing clauses (i)-(v) for any such violation, conflict, default, right or lien which would not individually or in the aggregate have a Material Adverse Effect. The execution, delivery and performance by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby do not require any consent from or filing with any Authority except for (i), with respect to Horizon only, the filing of a report under the HSR Act and the expiration of the applicable waiting period; (ii) any consent or filing that the Company or Seller is required to obtain or make; and (iii) consents and filings which, if not obtained or made, will not individually or in the aggregate have a Material Adverse Effect or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

                  (b) Sufficient Funds. Such Buyer has sufficient funds to pay its share of the Purchase Price in full as specified on Schedule 2.1(b).

                  (c) Organization and Standing of Buyer. Horizon (but not Arrow) represents and warrants that it is a corporation duly organized and validly existing under the laws of the State of Georgia. Arrow (but not Horizon) represents and warrants that it is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Such Buyer has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business in all material respects as presently conducted.

                  (d) Litigation; Decrees. Schedule 4.2(d) sets forth a list as of the date of this Agreement of all lawsuits, claims, proceedings or investigations pending or, to the knowledge of such Buyer, threatened by or against or affecting such Buyer or any of its subsidiaries or any of its properties, assets, operations or businesses or which challenge the legality of this Agreement or any action to be taken in connection herewith. To the knowledge of such Buyer, neither it nor any of its subsidiaries is in default under any judgment, order or decree having a Material Adverse Effect.

                  (e) Securities Act. The Securities purchased by such Buyer pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof, and such Buyer will not offer to sell or otherwise dispose of the Securities so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any applicable state securities laws.

                                   ARTICLE V
                                   COVENANTS

                  5.1 Covenants of Seller. Seller covenants and agrees as follows:

                      (a) Access. Prior to the Closing, Seller will, and will cause the Company to, give Buyer and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Company during mutually agreeable business hours; it being understood that Seller, in its sole discretion may deny or restrict any access involving possible breaches of applicable confidentiality agreements with third parties, environmental reviews not previously approved by Seller in its sole discretion or possible waivers of any applicable attorney-client privileges.

                      (b) Ordinary Conduct. From and after the date hereto and prior to Closing, and unless Buyer shall otherwise consent or agree in writing and except as contemplated by this Agreement or as disclosed on Schedule 5.1(b) hereto, Seller covenants and agrees that the Company:

                          (i) will use its reasonable best efforts to conduct
the Business in the ordinary course and shall not sell or convey any assets owned by the Company and utilized in the Business other than in the ordinary course;

                          (ii) will use its Best Efforts to preserve its
business organization intact, to maintain the services of its present key employees and to preserve the goodwill of the suppliers, customers and others having business dealings with the Company;

                          (iii) will not amend its Articles of Organization,
Bylaws or other similar governing documents;

                          (iv) will not issue any capital stock or rights,
warrants or options to acquire shares of such capital stock or issue any securities convertible into such shares or convertible into securities in turn so convertible, or grant any options, warrants or rights to acquire any such convertible securities;

                          (v) will not split, combine or reclassify its
outstanding capital stock;

                          (vi) will not declare or pay any dividend or other
distribution in respect of any class of its capital stock, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock; (it being understood that Seller and the Company shall be permitted to maintain and adjust the intercompany payable owed by the Company to Seller and its Affiliates); and

                          (vii) will not merge or consolidate with any other
corporation or, except in the ordinary course of business, acquire any property or assets of any other Person.

                  (c) Confidentiality. Except as described in Schedule 5.1(c), for a period of three (3) years from the Closing, Seller will keep confidential and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential all non-public information relating to the Company and the Business, except as required by applicable law, legal process or securities exchange requirements and except for information which becomes public other than as a result of a breach of this
Section 5.1(c).

                  (d) Other Transactions. Prior to the Closing, none of Seller, the Company nor any of their Affiliates shall, nor shall they permit any of their respective officers, directors or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person (other than Buyer and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company.

                  (e) Other Seller Obligations. Seller shall defend and pay all amounts owing, and reasonable expenses incurred by Seller, in connection with (i) any claim asserted against the Company in any litigation, arbitration, suit or proceeding commenced on or prior to the Closing Date or in any written notice delivered to the Company prior to the Closing Date, regardless of the nature of the claim, including, without limitation, the claims and litigation described in Schedule 4.1(j) attached hereto, (ii) any claim involving liabilities or obligations of the Company involving death or bodily injury to a third party as and to the extent involving products of the Company sold prior to the Closing Date, regardless of whether such claim is asserted prior to or following the Closing Date and (iii) any claim asserted for indemnification (whether under the articles of incorporation or bylaws of the Company or under the laws of the Commonwealth of Massachusetts) by a director, officer or employee of the Company who served in such capacity prior to the Closing Date where such claim is based upon events which occurred prior to the Closing Date. Horizon, Arrow and the Company shall cooperate with Seller in connection with Seller's defense and resolution of such claims, including, without limitation, by providing Seller with access to the records, files and other information of Horizon, Arrow or the Company, as the case may be, as reasonably requested by Seller in connection therewith.

                  (f) Non-competition. As a further inducement to Buyer to purchase the Securities, Seller agrees that, for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the "Non-competition Period"), neither

Seller nor any of its controlled Affiliates, whether by ownership in the aggregate of at least twenty percent (20%) of the outstanding voting capital stock or other comparable equity interests, contract, management or otherwise ("Controlled Entities"), will, directly or indirectly, compete with the Company by engaging, other than with respect to the Permitted Activities described below, in the development, license manufacture, sale or distribution, on a worldwide basis, of (i) implantable infusion pumps or (ii) access devices which compete with ports or catheters presently sold or in development by the Company as of the date hereof (the products referred to in clauses (i) and (ii), "Restricted Products"). Notwithstanding anything to the contrary contained in this Section 5.1(f), none of the following (each, a "Permitted Activity") shall be deemed a breach of this Section 5.1(f):

                  (i) the development, license, manufacture, sale and distribution of Restricted Products (other than nonprogrammable implantable infusion pumps) by Seller and its Controlled Entities, other than any Restricted Products manufactured, sold or distributed by the Company or any Person other than Seller and its Controlled Entities, substantially in the manner as in effect on the date hereof; or

                  (ii) the M1000 (as such term is defined in the Joint Assignment and License Agreement between the Company and Programmable Pump Technologies, Inc. (the "Joint Agreement") attached as Exhibit I to Schedule 5.1(b) hereto) in the Field of Use (as such term defined in the Joint Agreement); or

                  (iii) investments in or ownership of any class of equity securities of any Controlled Entity for whom less than the lower of (i) ten million dollars ($10,000,000.00) and (ii) ten percent (10%) of such Controlled Entity's gross revenues are derived from the manufacture, sale and distribution of Restricted Products during the twelve (12) calendar months prior to initial investment by Seller (the "Restricted Sales Cap"); it being understood and agreed that in the event that Seller acquires any Controlled Entity which exceeds the foregoing Restricted Sales Cap, (A) Seller shall have twelve (12) calendar months to divest or alter the operations of such Controlled Entity such that the gross revenues of the Controlled Entity derived from the manufacture, sale and distribution of Restricted Products during the twelve (12) calendar months following initial investment by Seller do not exceed the Restricted Sales Cap and (B) the Non-competition Period shall be extended for a period of time equal to the time between investment in or ownership of equity securities of the Controlled Entity and such divestment or alteration of operations.

         5.2 Covenants of Buyer. Each of Horizon and Arrow severally, and not Jointly (except with respect to Section 5.2(b), for which Horizon and Arrow jointly and severally), covenant and agree as follows:

                  (a) Confidentiality. Buyer acknowledges that all information being provided to it by Seller and the Company is subject to the terms of certain confidentiality agreements dated February 7, 1997 between Horizon and Seller and dated January 24, 1997 between Arrow and Seller (together the "Confidentiality Agreement"). Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

                  (b) Financial and Other Information. Buyer will (i) hold all of the books and records of the Company existing on the Closing Date (or copies, microfiche or other comparable reproductions thereof) (collectively, "Books and Records") and not destroy or dispose of any thereof for a period of eight (8) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of any of such Books and Records, will offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller and (ii) provide to Seller financial information with respect to the Company for the portion of the current fiscal year during which the Securities were owned by Seller in accordance with past practice to allow Seller to comply with securities law, financial and tax reporting and accounting requirements. Buyer shall reasonably cooperate with Seller after the Closing Date so that Seller has access to the business records, contracts, regulatory filings and related materials, and other information relating to the Company and the Business as is reasonably necessary for (a) the preparation for or the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation by or against Seller, (b) the preparation and filing of any tax return or election relating the Company and the Business and any audit by any taxing authority of any Returns of Seller relating thereto, and (c) the preparation and filing of any other documents required by any Authority. The access to Books and Records contemplated by this Section 5.2(b) shall be during normal business hours and upon not less than two (2) Business Days prior written request.

                  (c) Solicitations of Employees. If this Agreement is terminated in accordance with Section 8.3, each of Horizon and Arrow agrees that neither of them nor any of their Affiliates will solicit, entice or offer employment to any employees of the Company for a period of three (3) years from the date of this Agreement; provided, that the foregoing shall not prohibit either of Horizon or Arrow from employing any individuals who have received notice of termination from, or ceased to be employed by, the Company prior to the first time such individuals discussed, with any representative of either of Horizon or Arrow, employment by either of them.

                  (d) Employees and Employee Benefits.

                      (i) Offer of Employment; Continued Employment; Severance. Each of Horizon and Arrow agrees to continue the employment as of the Closing Date of each Employee at a rate of pay at least equal to the Employee's rate of pay in effect on the Business Day immediately preceding the Closing Date and with such other benefits as are set forth in Schedule 5.2(d). Such employment shall be at a location within a twenty-five (25) mile radius of the Facility.
Schedule 5.2(d)(i) (which shall be updated by Seller on the Closing Date) shall set forth each Employee's current rate of pay, position and date of hire. For purposes of this covenant, Buyer shall be entitled to rely on the accuracy thereof and, with respect to such Employee's benefits under the Company's Benefit Plans, on the materials referred to in Schedule 4.1(k). Each of Horizon and Arrow shall have no obligation whatsoever with regard to any employees or former employees of Seller, including but not limited to (a) retired or inactive employees, who are not or shall have ceased to be Employees as of the Business Day immediately preceding the Closing Date, (b) those individuals listed on
Schedule 5.2(d)(ii) or (c) Employees who do not accept the offer of employment given by either of Horizon or Arrow in accordance with this Section 5.2(d) and do not work for Horizon or Arrow, as the case may be at least one day. Each of Horizon or Arrow, as the case may be, shall be solely responsible for all salaries or wages accruing on or after the Closing Date with respect to the Employees. Each of Horizon and Arrow may, at its discretion, change the conditions of employment after the Closing Date except for (x) the location requirement described in the second sentence of this Section 5.2(d)(i) and (y) pay and benefits comparability requirements, employee separation plan obligations and other benefits described in Schedule 4.1(k), all of which matters described in clauses (x) and (y) shall remain unchanged until the date immediately following the second anniversary of the Closing Date. Notwithstanding the foregoing sentence, either of Horizon or Arrow may terminate an Employee during such two (2) year period due to "Performance-Related Terminations" or "Curtailment or Cessation of Operations/Reorganization/Position Elimination Terminations" (as those terms are described in Seller's Employee Separation Plan attached as Schedule 4.1(k) hereto) so long as Horizon or Arrow
(i) first offers such Employee the opportunity to sign a release agreement in substantially the form attached hereto as Exhibit C, (ii) pays or otherwise provides severance benefits to such Employee in accordance with Seller's Employee Separation Plan as described in Schedule 4.1(k) and (iii) provides continuation of medical and dental benefits for six (6) months thereafter; provided, however, that either of Horizon or Arrow may terminate an Employee without paying or otherwise providing severance benefits to such Employee in accordance with such policy if such Employee is terminated, in Horizon or Arrow's reasonable discretion, as the case may be, "for cause" (as such term is defined in Seller's Employee Separation Plan attached as Schedule 4.1(k) hereto). Seller agrees to reimburse either Buyer for the actual cost of benefits provided by such Buyer pursuant to clause (iii) in the foregoing sentence within thirty (30) days following receipt by Seller of a quarterly written statement for each three (3) month period following the Closing Date identifying those Employees terminated by such Buyer during such three (3) month period and such Buyer's actual cost to provide such benefits; provided that such Buyer shall, upon written request of Seller, provide Seller or its designee with reasonable access to the books and records of the Company and its Affiliates during normal business hours reasonably necessary to confirm the termination of any such Employee and/or such Buyer's actual cost of providing such Employee with the benefits described in clause (iii) of the foregoing sentence. Notwithstanding anything to the contrary herein, on the date immediately following the second anniversary of the Closing Date, Horizon and Arrow shall provide pay and benefits and severance plans, programs and policies (other than those relating to internal procedures for approval of group terminations or curtailments) which are substantially comparable to those provided to other similarly situated employees of either of them, as the case may be. Employees shall also be provided credit for all service with Seller and its Affiliates, to the same extent as such service was credited for such purpose by Seller and its Affiliates, under (x) all of the Company's Benefits Plan described in Schedule 4.1(k) for purposes of eligibility, vesting and benefit accrual and (y) severance plans, programs and policies for purposes of calculating the amount of each Employee's severance benefits described in
Schedule 4.1(k). In reliance upon the covenants of each Buyer contained in this
Section 5.2(d)(i), Seller represents and warrants that the sale of the Securities and Foreign Assets contemplated by this Agreement will not give rise to any severance or termination benefits under any of the Benefit Plans described in Schedule 4.1(k) hereto for which Buyer shall be responsible. Seller acknowledges that the benefits to be provided by each Buyer as described in
Schedule 5.2(d) hereto are substantially comparable to the benefits offered by Seller to such Employees immediately prior to the date hereof.

                  (ii) No Third-Party Beneficiaries; No Buyer Limitations. Nothing expressed or implied in this Section 5.2 shall create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company with respect to continued employment (or resumed employment) with Horizon or Arrow, as the case may be, or any Affiliate of either of them. Further, no provision of this Section 5.2 shall create any such rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company with respect to any benefits that may be provided, directly or indirectly, under any employee compensation and benefits plans, programs, policies or arrangements or any plan or arrangement which may be established by either of Horizon or Arrow. Notwithstanding anything contained herein to the contrary, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, after the Closing Date, any specific plan or arrangement of either or Horizon or Arrow, except to the extent that comparability requirements as to a type of plan or arrangement (or a group of plans or arrangements) may create such a limitation.

                            (iii) Qualified Plans.

                                  (1) Seller sponsors the following qualified
plans under Section 401(a) of the Code (collectively the "Pfizer Qualified Plans"): the Pfizer Savings and Investment Plan (the "Savings Plan") and the Pfizer Retirement Annuity Plan (the "Retirement Plan"). Effective as of the Closing Date, Seller shall cause each Employee who is a participant in each Pfizer Qualified Plan to become one hundred percent (100%) vested in his or her accrued benefit under such plan.

                                  (2) Effective on the Closing Date, each
participant in a Pfizer Qualified Plan who is an Employee shall cease to be an active participant under each such plan, and shall become a participant of the Horizon or Arrow's Qualified Plans as listed in Schedule 5.2(d)(iii)(2) (such plans being collectively referred to as the "Buyer Qualified Plans"), as the case may be. The Buyer Qualified Plans will recognize the accrued service of Employees with Seller, the Company and each of their Affiliates prior to the Closing Date for all purposes, to the extent credited under the terms of the corresponding Pfizer Qualified Plan as in effect on the Closing Date. As soon as practicable after the date hereof, Seller shall deliver such service data to either of Horizon or Arrow.

                                  (3) Seller shall cause as soon as practicable
after the Closing Date, the Savings Plan to transfer the account balance of each Employee to the corresponding Buyer Qualified Plan as of the valuation date next preceding the date of transfer. Horizon and Arrow, on the one hand, and Seller, on the other hand, each agree to use its Best Efforts and to cooperate with the other to effect as promptly as possible the transfers of assets contemplated under this Section 5.2(d)(iii)(3) subject to the Seller's receipt of satisfactory evidence that the Buyer Qualified Plans are in compliance with all relevant tax and labor laws; such evidence shall include, but not be limited to, a current determination letter from the IRS, if available, and satisfactory representations from the administrators of the Buyer Qualified Plans. If a current determination letter has not been obtained, Horizon or Arrow, as the case may be, and such party's counsel shall each provide a representation that the Buyer Qualified Plans are qualified under Section 401(a) of the Code and that a timely application for a determination letter is pending and that Horizon or Arrow, as the case may be, will take all necessary steps to secure a determination letter.

                                  (4) Seller will give Horizon and Arrow
reasonable access to any records of Seller necessary to administer the retirement benefits of Employees transferred to the Buyer Qualified Plans.

                           (iv)  Accrued Entitlements. Seller shall provide to
Horizon and Arrow a statement of all accrued entitlements for Employees, including but not limited to vacation days, wages and other compensation consistent with past practice.

                           (v)   Medical and Welfare Plan Obligations. On the
Closing Date, Horizon or Arrow, as the case may be, shall include the Employees in its welfare plans and agrees to waive any waiting periods or limitations for preexisting conditions under its medical, dental, and short-term and long-term disability plans. Claims by an Employee for medical and dental services rendered on or after the Closing Date shall be the responsibility of the medical and dental plans provided by Horizon or Arrow, as the case may be, to the Employees. Claims incurred for medical and dental services for Employees rendered prior to the Closing Date shall be the responsibility of the group medical and dental plans of Seller which covered such Employees prior to the Closing Date.

                           (vi)  Closing of the Facility. Buyer agrees that
after the Closing if Buyer elects to terminate the Employees who are employed at the Facility, Buyer will provide any and all notices required by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101 et. seq. and its applicable regulations, and its Massachusetts counterpart, Mass Gen. L. ch. 151 ss.71A et seq. Buyer further agrees that it will indemnify Seller and hold Seller harmless against any loss, expense, damage, claim, liability, obligation, judgment or injuries suffered or sustained by Seller by reason of any act, omission or alleged act or omission arising out of Buyer's obligations under this Section 5.2 (d)(vi), including without limitation, any judgment, award, settlement, attorneys' fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claims, all costs of which shall be paid by Buyer as incurred.

                  (e) Ongoing Programs. Arrow shall cause the Company to continue those programs as described on Schedule 5.2(e).

                  (f) No Impact on Seller's Indemnity. Horizon and Arrow shall not, and shall not permit the Company or any other Affiliate to, act or fail to act where such action or inaction could or does materially adversely impact or otherwise materially increase Seller's indemnification obligations described in Section 7.1(a) of this Agreement relating to any Loss arising from the Joint Development and Consulting Agreement dated March 5, l989 between David
A. Loiterman, M.D. and Strato Medical Corporation (the "Loiterman Agreement") as in effect on the date hereof. In addition, Horizon shall, upon the mutual written request of Seller and David A. Loiterman, M.D., take all reasonable steps necessary to cause the Company to assign, without recourse, the Loiterman Agreement to Seller or its designee as soon as reasonably practicable following receipt of such written request.

                  (g) Extraordinary Transactions. On or after the Closing Date, Buyer shall not permit the Company to effect any extraordinary transactions that could reasonably result in Tax liability to the Seller (other than as a result of the sale of the Securities and the Foreign Assets as contemplated by this Agreement).

                  (h) Lease of the Facility. (i) Arrow shall not, and shall not permit the Company or any Affiliate of either of them, to (i) exercise or enter into any extension or renewal of the term of the Lease dated March 1, 1994 between John Hancock Mutual Life Insurance Company (together with its successors and assigns, the "Landlord") and Infusaid, Inc. (the "Lease") relating to certain real property located at 1400 Providence Highway, Norwood, Massachusetts (the "Facility") beyond February 28, 1999 (the "Normal Termination Date") pursuant to any option, right of first offer or otherwise, (ii) expand the premises leased under the Lease pursuant to any option, right of first offer or otherwise, (iii) assign, other than to Arrow or an Affiliate of Arrow, the Lease or any right thereunder prior to the Normal Termination Date without the prior written consent of Seller, (iv) holdover or (v) otherwise remain in possession of the Facility or the premises leased under the Lease following the Normal Termination Date unless and until Arrow has provided Seller with an absolute, unconditional written termination from the Landlord of Seller's guarantee and indemnity obligations under the Lease (collectively, the "Obligations").

                           (ii) On or as soon as reasonably practicable
following the Closing Date, the Company shall obtain and thereafter utilize a new EPA identification number for the generation of Hazardous Substances disposed of after the Closing Date.

         5.3 Mutual Covenants. Each of Seller and Buyer covenants and agrees as follows:

                  (a) Antitrust Notification. Seller and Horizon agree to file or cause to be filed all necessary documentation with the appropriate Authorities as soon as practicable to obtain as soon as possible all consents required by any Authorities in order to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Horizon agree to file or cause to be filed, respectively, as soon as practicable after the date hereof, but in no event more than five (5) Business Days after the date hereof, an acquired person's and acquiring person's HSR Act notification and report form with respect to the transactions contemplated by this Agreement required by the HSR Act. Seller and Horizon further agree to use their Best Efforts to comply promptly with and, where appropriate, to respond in cooperation with each other to, all requests or requirements which applicable Federal, state, local, foreign or other applicable law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement.

                  (b) Publicity. Prior to the Closing, Seller on the one hand, and Horizon or Arrow, severally and not jointly, on the other hand, agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior consent (which consent shall not be unreasonably withheld) of the other, except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange or The Nasdaq Stock Market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, Arrow may issue a public release or announcement concerning the transactions contemplated hereby on or prior to June 30, 1997 upon receipt of the prior written approval of such release or announcement by Seller, which approval shall not be unreasonably withheld.

                  (c) Reasonable Diligent Efforts. Subject to the terms and conditions of this Agreement, each party will, severally, use its reasonable diligent efforts to cause the Closing to occur as promptly as reasonably possible.

                  (d) Cooperation. Horizon, Arrow and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with the others during the period prior to the Closing and for a period of one hundred twenty (120) days after the Closing to ensure the orderly transition of the Company from Seller and its Affiliates to Buyer and reasonably to minimize any disruption to the respective businesses of the Company, Seller, Buyer and any of their Affiliates that might result from the transactions contemplated hereby. With respect to the period after the Closing each of Horizon, Arrow and Seller shall reimburse the others for reasonable out-of-pocket costs and expenses incurred in assisting such party pursuant to this Section 5.3(d). Neither of Horizon, Arrow, Seller nor any of their Affiliates shall be required by this Section 5.3(d) to take any action that would unreasonably interfere with the conduct of its business. In addition, after the Closing Date, Arrow shall utilize its Best Efforts to assist Seller in its efforts to secure the release of Seller from the Obligations as soon as reasonably practicable after the Closing Date (it being understood that Arrow shall not be obligated to pay any monetary sums in connection with the foregoing).

                  (e) Tax Treatment. Seller, on the one hand, and Horizon and Arrow, on the other hand, agree to treat the sale of the Securities contemplated by this Agreement in accordance with its form as a sale of capital stock of the Company for tax purposes.

                  (f) Transition Services. On or prior to the Closing Date, Horizon, Arrow and the Company shall execute and deliver to Seller and Seller shall execute and deliver to Horizon, Arrow and the Company a transition services agreement in a form reasonably acceptable to each of them (the "Transition Agreement") relating to certain services to be provided by the parties to this Agreement. Notwithstanding any other provision of this Agreement, Horizon, Arrow and the Company, on the one hand, and Seller, on the other hand, covenant to utilize Best Efforts to comply with any and all provisions of the Transition Agreement.

                                   ARTICLE VI
                                OTHER AGREEMENTS

         6.1 Certain Understandings. Each of the parties is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each Buyer acknowledges that, solely as of the signing of this Agreement, it has performed a comprehensive due diligence investigation of the business and operations of the Company and has no actual knowledge of any misrepresentation or breach of a warranty of Seller herein (as contrasted with actual knowledge of a fact underlying a misrepresentation or breach). Buyer also acknowledges that pursuant to Section 5.l(a) hereof Buyer will have access to the properties, books and records of the Company so that Buyer may conduct any additional due diligence it deems necessary (other than with respect those items specified on Schedule 5.1(b) hereto). Each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Schedules hereto) and other documents delivered at the Closing, (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement or in documents delivered at the Closing, and (iii) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement. Subject to the last sentence of Section 7.6, none of Seller, the Company, nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any information not contained in this Agreement (including, without limitation, any offering memorandum, brochure or other publication provided to Buyer, and any other document or information provided to Buyer in connection with the sale of the Securities). Notwithstanding anything contained herein to the contrary, neither the Company nor Seller makes any representation, warranty or covenant of any kind with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer, except as set forth in Sections 4.1(a), 4.1(c), 4.1(j), 4.1(l) and 4.1(p) of this Agreement, of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company.

         6.2 Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         6.3 Tax Matters. (a) Seller shall be responsible for the preparation, on a basis consistent with Returns filed for previous periods, and filing of all Federal, state and local income Tax Returns of the Company for all taxable periods ending on or before the Closing Date and all other Returns of the Company that are due (giving effect to valid extensions) on or before the Closing Date ("Seller's Tax Returns"). Seller shall make all payments required with respect to Seller's Tax Returns.

         (b) Buyer will be responsible for the timely (i) preparation and filing of all other Returns of the Company and (ii) payment of all Taxes related thereto, including Returns for periods beginning before the Closing Date but ending after the Closing Date ("Straddle Returns") which shall be prepared and filed by Buyer in a manner consistent with Seller's Tax Returns for previous periods. In the case of such Straddle Returns, Buyer shall provide Seller with copies of such Returns as filed, after which Seller shall reimburse Buyer for the portion of Taxes shown to be due on such Returns which is accruable to pre-Closing periods. Buyer shall also be responsible for all sales, use, documentary, stamp or other transfer Taxes incurred in connection with the sale of the Company and the Foreign Assets (collectively, "Transfer Taxes").

         (c) Seller and Buyer shall provide reasonable cooperation to each other in connection with (i) the preparation or filing of any Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes related to the Company. Such cooperation shall include making available, on a reasonable basis, employees of the Seller, Buyer, or the Company, as the case may be, whose out-of-pocket costs, if any, shall be reimbursed by the party to which such employees are made available. After the Closing Date, Seller and Buyer shall make available to each other, as reasonably requested, all information, records or documents of the Company for all periods prior to and including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the party which did not grant the extension, but in all events such information, records and documents shall be preserved for a period of not less than eight (8) years.

         (d) Seller shall have the right, at its own expense, to control any audit or examination by any Authority, to initiate any claim for refund, to amend any Seller's Tax Return or Straddle Return or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Seller's Tax Returns (whether or not a Tax Return was actually filed). Buyer shall notify Seller within ten (10) days following receipt of notice from any taxing or other Authority relating to any proposed investigation, audit or other proceeding that may affect Seller's Tax Returns or Straddle Returns.

         (e) Seller shall be entitled to any refund or credit of Taxes of the Company with respect to (i) any taxable period that ends on or prior to the Closing Date and (ii) its portion of Taxes paid with respect to Straddle Returns.

         (f) Tax Indemnity - Notwithstanding the provisions of Article VII of this Agreement, Seller agrees to indemnify Buyer for and hold Buyer harmless from any Taxes of the Company with respect to Seller's Tax Returns or otherwise with respect to any Taxes relating to the ownership and operation of the Business prior to the Closing Date (including, without limitation, all interest, penalties, reasonable costs of defense and reasonable legal fees and expenses incurred by Buyer). Notwithstanding the provisions of Article VII of this Agreement, Horizon and Arrow shall be jointly and severally liable to indemnify and hold Seller harmless for all Tax liabilities of the Company, including, without limitation, all interest, penalties, reasonable costs of defense and reasonable legal fees incurred by Seller, payable with respect to any period after the Closing Date or with respect to any Straddle Returns (other than amounts that are the responsibility of Seller pursuant to Section 6.3(b) of this Agreement), including any such liabilities incurred as a result of the transfer either (i) by the Company of any Company assets to Arrow, Horizon or both of them; or (ii) of any Company assets among Horizon and Arrow, whether such liabilities are considered attributable to any period before, after or including the Closing Date.

         6.4 Liabilities and Causes of Action Relating to Furon. (a) As of the date hereof there exists an unresolved dispute between Seller and Furon Company, Inc. ("Furon") relating to the quality of catheters supplied by Furon to the Company. In that dispute Seller alleges (i) that Furon breached its warranties by supplying catheters contaminated with steel deflashing beads; (ii) that the presence of the beads rendered the catheters and the finished ports into which they were incorporated adulterated; (iii) that the Company was obliged to recall adulterated product;
(iv) that the Company was unable to obtain cover for the contaminated catheters in sufficient time to supply its distributors to enable them to meet their demands; (e) and that both (A) the losses incurred as a result of Furon's breaches of warranty and (B) the pendency of Seller's dispute with Furon resulted in a lower price for the sale of the Company by Seller.

         (b) In the dispute with Furon, Seller seeks recovery of (i) damages for the costs of the Recall; (ii) the cost of cover; (iii) the lost profits on sales unrealized as a result of Furon's breach; (iv) the reduction in the sale price for the Company occasioned by the foregoing; and (v) any other damages arising from Furon's breach. In addition, Seller seeks (vi) indemnification for any claims made against Seller by its distributors as a result of their lost sales; and (vii) indemnification for products liability claims made against Seller and/or its distributors resulting from contaminated catheters.

         (c) The Company shall retain all liabilities arising from the breaches by Furon (the "Furon Liabilities"), including (i) liabilities resulting from claims by distributors for lost sales or profits resulting from the Company's inability to ship product due to inadequate supplies of catheters; and (ii) other liabilities attributable to Furon's breaches (other than those described in clause (ii) of Section 5.1(e) of this Agreement).

         (d) The Company shall retain all claims and causes of action against Furon arising from Furon's supply of catheters and its breaches of the supply agreement and all damages caused thereby to Buyer, the Company or Seller. Seller will take such actions and execute such documents as will enable the Company to perfect and pursue such claims and causes of action against Furon, and will perform such additional acts as are specified in Sections 8.7 and 5.3(d) of this Agreement.

                                   ARTICLE VII
                                INDEMNIFICATION

         7.1 Indemnification by Seller. (a) Seller hereby agrees to indemnity Buyer, its Affiliates and, after the Closing Date, the Company and their respective officers and directors against and hold them harmless on a net after-Tax basis from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses and costs of enforcing any right to indemnification pursuant to this Agreement but excluding unforeseen or other consequential damages and punitive damages other than unforeseen or other consequential damages and punitive damages suffered or incurred by or otherwise awarded in favor of any Person, other than Buyer, Seller, the Company or any of their Affiliates, who initiates a Third Party Claim in connection with any of the obligations identified in clauses (i), (ii) and (iii) of the first sentence of Section 5.1(e) of this Agreement or on Schedule 7.1(a)) (a "Loss") suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 6.3 of this Agreement) as a direct consequence of (i) any breach of any representation or warranty of Seller contained in this Agreement which by the terms of Section 8.4 survives the Closing, or (ii) any breach of any covenant of Seller contained in this Agreement or (iii) those matters specifically identified on Schedule 7.1(a) (the "Covered Obligations") or (iv) the release or threatened release of any Hazardous Substance during the Company's ownership, lease or operation of real property now or formerly owned, leased or operated by the Company (or with respect to the Facility, during or prior to the Company's lease of the Facility) to the extent arising prior to the Closing Date at, on, in or under any portion of such real property which requires remediation under applicable Environmental Laws or which constitutes a violation of applicable Environmental Laws or the off-site disposal or shipment for disposal by the Company prior to the Closing Date of any Hazardous Substance; provided, however, that Seller shall not have any liability hereunder (other than with respect to clauses (ii) and (iii) above) unless and until the aggregate of all Losses, for which Seller would, but for this proviso, be liable exceeds on a cumulative basis a dollar amount equal to four hundred and twenty-five thousand dollars ($425,000) (the "Basket"), and then only to the extent of any amount which, in the aggregate, exceeds the Basket; provided, further, that Seller shall not have any liability hereunder unless and until the amount of Loss with respect to each individual matter, or series of related matters, exceeds twenty five thousand dollars ($25,000) (the "Sub-limit"); provided, further, that the maximum aggregate obligation of Seller to Buyer (including, but not limited to, liabilities of Seller for costs, expenses and attorneys' fees paid or incurred in connection therewith or in connection with the curing of any or all breaches of the Seller's representations and warranties) collectively pursuant to this Section 7.1(a)(i) shall not exceed three and one half million dollars ($3,500,000) (the "Cap"); provided, further that (i) the Basket, the Sub-limit and the Cap shall not apply to Seller's indemnity obligations under this Section 7.1 relating to the Covered Obligations and no Losses relating to the Covered Obligations shall be included in any way in determining the Basket, the Sub-limit and the Cap and (ii) the Cap shall not apply to Seller's indemnity obligations under this Section 7.1 relating to Seller's representations and warranties in the first three sentences of Section 4.1(a), in Section 4.1(c) of this Agreement and the first sentence of
Section 4.1(g) and no Losses relating to such representations and warranties shall be included in any way in determining the Cap.

                  (b) Buyer acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to actions taken by or omitted to be taken by Buyer, the Company or their respective Affiliates after the Closing Date. Buyer shall take and cause its Affiliates (including the Company) to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

         7.2 Indemnification by Buyer. (a) Each Buyer and, after the Closing, the Company, hereby agrees to indemnify Seller and its Affiliates and their respective officers and directors against and hold them harmless on a net after-Tax basis from any Loss suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 6.3 of this Agreement) as a direct consequence of (i) any breach of any representation or warranty of such Buyer contained in this Agreement which by the terms of Section 8.4 survives the Closing, (ii) any breach of any covenant of such Buyer contained in this Agreement, (iii) any obligation or liability of the Company arising on or after the Closing Date (except to the extent, but only to the extent, Seller is obligated to indemnify Buyer pursuant to Section 7.1(a) of this Agreement), (iv) any Obligations, (v) any Furon Liabilities (other than those described in clause (ii) of Section 5.1(e) of this Agreement) and (vi), without limiting the indemnity provided in clause (iii) of this Section 7.2(a), the release or threatened release, or the exacerbation of any pre-Closing release (but only to the extent of such exacerbation), of any Hazardous Substance, to the extent arising after the Closing Date at, on or under any portion of the real property owned, leased or operated by the Company which requires remediation under applicable Environmental Laws or which constitutes a violation of applicable Environmental Laws or the off-site disposal or shipment for disposal by the Company on or after the Closing Date of any Hazardous Substance; provided, however, that such Buyer shall not have any liability hereunder (other than with respect to clauses
(ii), (iii), (iv) and (v) above) unless and until the aggregate of all Losses, for which Horizon and Arrow together would, but for this proviso, be liable exceeds on a cumulative basis the Basket, and then only to the extent of any amount which, in the aggregate, exceeds the Basket; provided, further, that such Buyer shall not have any liability hereunder unless and until the amount of Loss with respect to each individual matter, or series of related matters, exceeds the Sub-Limit; provided, further, that the maximum aggregate obligation of Horizon and Arrow together to Seller (including, but not limited to, liabilities of Horizon or Arrow for costs, expenses, attorneys' fees paid or incurred in connection therewith or in connection with the curing of any or all breaches of Horizon or Arrow's representations or warranties) collectively pursuant to clause (i) of this Section 7.2(a) shall not exceed the Cap. Notwithstanding any provision of this

Agreement to the contrary, neither Horizon nor Arrow shall be liable or otherwise responsible under this Agreement for the other's failure to close the transactions contemplated by, or perform the other obligations under, this Agreement. Notwithstanding anything to the contrary in this Section 7.2(a), Arrow shall have no liability pursuant to clause (v) of the first sentence of this Section 7.2(a).

             (b) Seller shall take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

         7.3 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under this Article VII shall be net of (i) in the case of Section 7.1, any accruals or reserves on the Annual Financial Statements which relate specifically to such Loss, (ii) any amounts recovered by the indemnified party pursuant to any indemnification by or indemnification agreement with any third party, (iii) the positive difference, if any, between
(a) any insurance proceeds or other cash receipts or sources of reimbursement recovered as an offset against such Loss and (b) the net present value of any increase in insurance premiums payable by the Indemnified Party (as such term is defined in Section 7.5 of this Agreement) which such party is able to demonstrate to the Indemnifying Party (as such term is defined in Section 7.5 of this Agreement) is directly attributable to any insurance proceeds paid on account of such Loss (each such Person named in clauses (i), (ii) and (iii), a "Collateral Source") and (iv) an amount equal to the Tax benefit, if any, attributable to such Loss. If the amount to be netted hereunder from any payment required under Sections 7.1 or 7.2 is determined after payment by the indemnifying party of any amount otherwise required to be paid to an indemnified party pursuant to this Article VII, the indemnified party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.

         7.4 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, pursuant to Sections 7.1(a)(i) and 7.2(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 8.4; provided; however, that the obligation of Seller to indemnify and hold harmless Buyer pursuant to Sections 7.1(a)(iv) with respect to the Facility shall terminate on the third anniversary of the date hereof; provided, further, that the obligation of Seller to indemnify and hold harmless Buyer pursuant to Sections 7.1(a)(iv) with respect to the real property owned, leased or operated by the Company, other than the Facility shall terminate on the tenth anniversary of the date hereof; provided, further, that the obligation of Seller to indemnify and hold harmless Buyer pursuant to Sections 7.1(a)(iv) with respect to (i) the off-site disposal or shipment for disposal by the Company prior to the Closing Date of any Hazardous Substance and (ii) the real property located outside of the United States owned by Seller or its Affiliates and utilized by the Company shall survive indefinitely; provided, further, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified (or the related party thereto) shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the party providing the indemnification.

         7.5 Procedures Relating to Indemnification under Sections 7.1 and 7.2. In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under Sections 7.1 or 7.2 of this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the party from whom indemnification is sought (the "Indemnifying Party") in writing of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

         If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, assume at any time the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnified Party so elect to assume and control the defense and settlement of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense or settlement thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in, but not control, the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (subject to the first sentence of the first paragraph of this Section 7.5). Whether or not the Indemnifying Party chooses to defend or prosecute any

Third Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's written request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent.

         7.6 Exclusive Remedy. The indemnification provided in this Article VII shall be the sole and exclusive remedy after the Closing Date for monetary damages available to Buyer and Seller for breach of any of the terms, conditions, representations or warranties contained herein. As between Seller, on the one hand, and Buyer and its Affiliates, including without limitation after the Closing, the Company, on the other hand, the rights and obligations set forth in this Agreement will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby (other than, prior to the Closing, the Confidentiality Agreement). Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, and in light of, among other factors, the acknowledgements contained in this Section 7.6, each of the parties to this Agreement hereby waives any claim or cause of action, known and unknown, foreseen and unforeseen, which exists or may arise in the future, or which it otherwise might assert, including without limitation under the common law or Federal or state securities laws, trade regulation laws, Environmental Laws (including CERCLA or any other statutes now or hereafter in effect) or other laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby (other than in respect of the Confidentiality Agreement), except for (i) claims or causes of action brought under and subject to the terms and conditions of this Agreement, or (ii) injunctive or other equitable relief (other than for rescission or rescissory or similar damages). Notwithstanding any other provision contained in this Section 7.6, none of the parties to this Agreement shall be deemed to have waived or otherwise limited such party's rights on account of any fraudulent act by any of the other parties hereto.

         7.7 Collateral Sources. Indemnification under this Article VII shall not be available to any Indemnified Party unless such Indemnified Party concurrently seeks recovery from any Collateral Source for such claim. Any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source. In the event of such assignment, the Indemnifying Party will pursue such claim at its own expense.

         7.8 Certain Limitations. Seller hereby agrees that if any payment by Seller is made under the terms of this Agreement, Seller shall have no rights or causes of action against the Company or any director, officer, employee or agent thereof, whether by reason of contribution, indemnification, subrogation, set off or otherwise (including, without limitation, by reason of the making of the Company of representations and warranties hereunder, it being understood and agreed that the Company made such representations and warranties for the benefit of Seller), in respect of any such payments, any action or inaction at or prior to the Closing Date, or in respect of any representation, warranty, covenant or agreement made by the Company hereunder, and shall not take any action against the Company or any director, officer, employee or agent thereof with respect thereto. Any such rights which Seller may, by operation of law or otherwise, have against the Company or any director, officer, employee or agent thereof shall, at the Closing Date, be deemed to be hereby expressly and knowingly waived.

                                  ARTICLE VIII
                                  MISCELLANEOUS


         8.1 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by Buyer at any time prior to the Closing Date or Seller (including by sale of stock, operation of law in connection with a merger, or sale of substantially all the assets of Buyer) without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the successors and permitted assigns of the respective parties hereto.

         8.2 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         8.3 Termination.

             (a) This Agreement may be terminated by written notice given by Buyer to Seller or Seller to Buyer (i) if the Closing shall not have occurred by August 29, 1997, other than as a result of a material default by the party seeking to terminate, or (ii) if Horizon is unable to provide by June 20, 1997 written confirmation to Seller reasonably sufficient to demonstrate that Horizon has secured adequate financing to consummate the transactions contemplated by this Agreement, which right must be exercised by June 25, 1997, or (iii) if (x) the purchase and sale of the Securities contemplated hereby shall violate any non-appealable final order, decree or judgment of any Authority having competent jurisdiction or (y) there shall be a statute, rule or regulation which makes the purchase and sale of the Securities contemplated hereby illegal or otherwise prohibited.

                  (b) In the event of termination by Seller or Buyer pursuant to paragraph (a) of this Section 8.3, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by either. If the transactions contemplated by this Agreement are terminated as provided herein:

                      (i) Buyer shall return all documents and other material received from Seller, the Company, or any of their Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller;

                      (ii) all confidential information received by Buyer with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement;

                      (iii) only the provisions of Sections 5.2(a), 5.2(c), 8.5, 8.9, 8.10, 8.11 and 8.15 hereof shall remain in full force and effect; and

                      (iv) in no event shall any termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party which has willfully breached any of the agreements or other provisions of this Agreement prior to termination hereof.

         8.4 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing solely for purposes of Sections 7.1 and
7.2 of this Agreement and shall terminate at the close of business on the first anniversary of the date hereof; provided, however that (i) the representations and warranties in Section 4.1(c) of this Agreement shall survive indefinitely, subject to any applicable statute of limitations, (ii) the representation and warranties in Section 4.1(n) of this Agreement shall terminate at the close of business on the day eighteen (18) months following the date hereof and (iii) the representations and warranties contained in Section 4.1(k) and the first sentence of Section 4.1(g) of this Agreement shall terminate at the close of business on the fifth anniversary of the date hereof.

         8.5 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as may otherwise be expressly provided in this Agreement. Notwithstanding the foregoing, Seller and Horizon shall each be responsible for and pay one-half of the HSR Act filing fees to be incurred by the parties in making the HSR Act filing required by Section 5.3(a) of this Agreement.

         8.6 Amendments. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

         8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally; (b) on the date of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the date after delivery to a reputable nationally recognized overnight courier service or (d) three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                               (i) If to Horizon,

                                   Horizon Medical Products, Inc.
                                   Seven North Parkway Square
                                   4200 Northside Parkway, NW
                                   Atlanta, Georgia 30327

                                   Attention: President
                                   Telecopier: (404) 233-0171


                               With a required copy to:

                                   Slaughter & Virgin, P.C.
                                   Suite 1110
                                   400 Colony Square
                                   1201 Peachtree Street, NE
                                   Atlanta, Georgia 30361

                                   Attention: N.G. Slaughter, III
                                   Telecopier: (404) 872-7879


                               (ii) If to Arrow,

                                    Arrow International, Inc.
                                    2400 Bernville Road
                                    Reading, Pennsylvania 19605

                                    Attention: President
                                    Telecopier: (610) 478-3177

                               With a required copy to:

                                    Nixon, Hargrave, Devans & Doyle, LLP
                                    437 Madison Avenue
                                    New York, New York 10022

                                    Attention: Richard F. Langan, Jr.
                                    Telecopier: (212) 940-3111

                              (iii) If to the Company, to:

                                    Strato/Infusaid
                                    1400 Providence Highway
                                    Norwood, Massachusetts 02062-5032

                                    Attention:   President
                                    Telecopier:  (617) 769-0772

                              (iv)  If to Seller, to:

                                    Pfizer Inc.
                                    235 East 42nd Street
                                    New York, New York 10017-5755

                                    Attention:   Peter L. Garrambone
                                    Telecopier:  (212) 573-3824

                              With a required copy to:

                                    Pfizer Inc.
                                    235 East 42nd Street
                                    New York, New York 10017-5755

                                    Attention:   Office of the General
                                                 Counsel
                                    Telecopier:  (212) 573-1445

                                    and

                                    Dechert Price & Rhoads
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, PA 19103

                                    Attention:   David E. Schulman
                                    Telecopier:  (215) 994-2222

Such addresses may be changed, from time to time by means of a notice given in the manner provided in this Section (provided that no such notice shall be effective until it is received by the other parties hereto).

         8.8 Fees. Each party hereto hereby agrees that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Lazard Freres & Co. LLC with respect to Seller and (b) such party will pay all fees or commissions which may be payable to the firms so named.

         8.9 Consent to Jurisdiction. Buyer and Seller each irrevocably submits to the non-exclusive jurisdiction of (a) the state courts of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby. Buyer and Seller consent to service of process in accordance with the procedures set forth in Section 8.7 of this Agreement or as otherwise permitted by law.

         8.10 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         8.11 Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision,
(ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement. All information disclosed by Seller in any Schedule hereto or any representation or warranty herein shall be deemed to have been disclosed in any other Schedule hereto or any representation or warranty herein where such disclosure of such information is required or pertains to a representation or warranty made by Seller herein. Reference in this Agreement to dollar amount thresholds (including such references in Article VII of this Agreement) shall not, for purposes of this Agreement, be deemed to be evidence of materiality or a Material Adverse Effect.

         8.12 Waiver. Waiver of any term or condition of this Agreement by any party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         8.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         8.14 Entire Agreement. This Agreement, including the Schedules hereto and the other documents delivered pursuant to this Agreement, and the Confidentiality Agreement, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

         8.15 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles thereof.

                [Remainder of this Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                      PFIZER INC.

                                      By: /s/ Peter L. Garrambone
                                         ------------------------------
                                         Peter L. Garrambone
                                         Senior Vice President
                                         Medical Technology Group


                                      STRATO/INFUSAID, INC.

                                      By: /s/ Robert C. Ross
                                         -----------------------------
                                         Robert C. Ross
                                         Vice President

                                      HORIZON MEDICAL PRODUCTS, INC.

                                      By: /s/   Marshall B. Hunt
                                         ------------------------------
                                         Name:  Marshall B. Hunt
                                         Title: Chief Executive Officer

                                      ARROW INTERNATIONAL, INC.

                                      By: /s/   Marlin Miller, Jr.
                                         ------------------------------
                                         Name:  Marlin Miller, Jr.
                                         Title: President

                         AMENDMENT TO PURCHASE AGREEMENT


         This is an amendment to the Purchase Agreement dated as of June 20, 1997 among Pfizer Inc., Strato/Infusaid, Inc., Arrow International, Inc. and Horizon Medical Products, Inc. (the "Purchase Agreement"). Each term utilized herein but otherwise not defined shall have the meaning given to such term in the Purchase Agreement.

         For good and valuable consideration, and intending to be legally bound, Seller, Buyer and the Company agree as follows:

         A. The last sentence of Section 3.1 of the Purchase Agreement, Closing Date, shall be amended and restated in its entirety as follows:

                  All transactions at the Closing shall be deemed to take place simultaneously and effective as of 11:50 P.M. E.D.T. on the Closing Date.

         B. The last sentence of Section 5.2(d)(iii)(1) of the Purchase Agreement shall be deleted in its entirety.

         C. The first sentence of Section 8.1 of the Purchase Agreement, Assignment, shall be amended and restated in its entirety as follows:

                  This Agreement and the rights hereunder shall not be assignable or transferable by Buyer at any time prior to the Closing Date or Seller (including by sale of stock, operation of law in connection with a merger, or sale of substantially all the assets of Buyer) without the prior written consent of the other party hereto; provided, however that Arrow may transfer or assign, in whole or in part, to Arrow Interventional, Inc., a Delaware corporation and Affiliate of Arrow, its rights under this Agreement prior to the Closing Date upon delivery of written notice to the parties to this Agreement; provided, further, that any such transfer or assignment shall not relieve Arrow of its obligations under this Agreement or prejudice the rights of Seller to receive Arrow's share of the Purchase Price to be paid to Seller pursuant to Article II of this Agreement.

         All other terms of the Purchase Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the 15 day of July, 1997.


                                    PFIZER INC.


                                    By: /s/ Peter L. Garrambone
                                       ------------------------------
                                            Peter L. Garrambone
                                            Senior Vice President
                                            Medical Technology Group



                                    STRATO/INFUSIAD, INC.


                                    By: /s/ Robert C. Ross
                                       ------------------------------
                                            Robert C. Ross
                                            Vice President




                                    HORIZON MEDICAL PRODUCTS, INC.


                                    By: /s/ Marshall B. Hunt
                                       ------------------------------
                                            Marshall B. Hunt,
                                            Chief Executive Officer



                                    ARROW INTERNATIONAL, INC.


                                    By: /s/ John H. Broadbent, Jr.
                                       ------------------------------
                                            John H. Broadbent, Jr.
                                            Vice President-Finance